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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(1) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person

  Mandell                           Steven
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   (Last)                           (First)             (Middle)

  P.O. Box 85
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                                    (Street)

  New Vernon                       New Jersey             07976
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

  Party City Corporation               Symbol: PCTY

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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

  07/01

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                         (month/day/year)  Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
                                                                                      $5.75217
  COMMON STOCK                       07/05/01          S            127,222       D   per share   2,330,278*     D
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
Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                                   (over)

                    (Print or Type Responses) SFC 1474(3/91)
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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                   2.                                                                                     Deriv-    of
                   Conver-                     5.                              7.                         ative     Deriv-   11.
                   sion                        Number of                       Title and Amount           Secur-    ative    Nature
                   or                          Derivative    6.                of Underlying     8.       ities     Secur-   of
                   Exer-             4.        Securities    Date              Securities        Price    Bene-     ity:     In-
                   cise     3.       Trans-    Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   action    or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Code      of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     (Instr.   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative         ative    (Month/  8)        4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security           Secur-   Day/     -------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    Code  V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
EXPLANATION OF RESPONSES:

* Granted to Jack Futterman pursuant to an option agreement between Steven Mandell and Jack Futterman, dated June 8, 1999

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.



By:   /s/ Steven Mandell                                    August 9, 2001
    -----------------------------------------               --------------
      Steven Mandell
      SIGNATURE OF REPORTING PERSON